Exhibit 99.1

Intermex Reports Second-Quarter Results

Company to Host Conference Call Today at 9 a.m. ET

MIAMI, (August 2, 2023) – International Money Express, Inc. (NASDAQ: IMXI) (“Intermex” or the “Company”), one of the nation’s leading omnichannel money transfer services, today reported continued solid growth during the second quarter of 2023.

Financial performance highlights for the second quarter of 2023 compared with the same period last year are:
•	Revenues of $169.2 million, up 23.5%.
•	Net Income of $15.4 million, down 3.5%.
•	Diluted EPS of $0.42 per share, up 2.4%.
•	Adjusted Net Income of $18.4 million, up 0.6%.
•	Adjusted Diluted EPS of $0.50, up 6.4%.
•	Adjusted EBITDA of $30.9 million, up 11.7%.

“Intermex delivered another quarter of solid revenue and adjusted EBITDA growth, reflecting the strength and resilience of our core business,” said Bob Lisy, Chairman, President, and CEO of Intermex. “In addition to executing within the core business, we are successfully integrating La Nacional, enhancing the long-term profitability of the acquisition’s U.S. operations and positioning to scale up in Europe with i-Transfer.” Lisy added, “Our efficient omnichannel operating model and strong cash generation put us in a great position to grow within our core, scale our emerging products like card and digital, and have the balance sheet flexibility to grow through M&A.”

Second Quarter 2023 Financial Results (all comparisons are to the Second Quarter 2022)
Total revenues for the Company were $169.2 million, up 23.5%. Contributing to the revenue growth is solid core growth in the underlying business and the inclusion of La Nacional in the U.S. and i-Transfer in Europe. This helped drive a 41.1% increase in unique, active customers to 4.2 million, who generated 15.1 million money transfer transactions, an increase of 26.7%. Also contributing to the record number of transactions was the 62.9% growth in digital transactions. Transaction growth resulted in $6.4 billion in principal transferred, a 19.5% increase. This principal translates to a 21.7% market share, up from 20.4% in the top 5 U.S. to Latin America remittance markets - Mexico, Guatemala, El Salvador, Honduras, and the Dominican Republic through May 2023.

Net income was $15.4 million, a decrease of 3.5%. Diluted earnings per share were $0.42, an increase of 2.4%. Net income and the growth in diluted EPS reflect the increased revenues, offset primarily by higher interest and depreciation expense, amortization of intangibles from recent acquisitions, and a higher effective tax rate. The diluted earnings per share reflect the positive benefits of our stock repurchases.

Adjusted net income increased 0.6% to $18.4 million, and adjusted diluted earnings per share were $0.50, an increase of 6.4%, reflecting the items noted above in net income, adjusted for certain non-cash expenses, other charges, and tax adjustments that are detailed in the reconciliation tables below following the unaudited condensed consolidated financial statements, coupled with the positive benefits from the stock repurchases.

Adjusted EBITDA increased 11.7% to $30.9 million, driven by the business operating results discussed above along with the impact from the additional adjusting items to EBITDA shown in the reconciliation table below.

Year-to-Date Financial Results for 2023 (all comparisons are to the first six months of 2022)
Revenues increased by 25.0% to $314.5 million. Driving that growth was a 27.6% increase in net money transfer transactions. A 65.0% increase in digital transactions initiated also contributed to this growth. Principal amount sent increased 20.8% to $11.7 billion.

Net income was $27.2 million, a decrease of 1.6%. Diluted earnings per share were $0.73, an increase of 2.8%, attributable to the year-to-date effects of the same items noted above for the quarterly results.

Adjusted net income totaled $32.6 million, an increase of 3.0%. Adjusted diluted earnings per share totaled $0.88, an increase of 8.6%, attributable to the same items noted above for the quarterly results.

Adjusted EBITDA increased 13.7% to $55.0 million, attributable to the same items noted above for the quarterly results and the greater net effect of the adjusting items detailed in the reconciliation table below.

Adjusted and other non-GAAP measures discussed above and elsewhere in this press release are defined below under the heading, Non-GAAP Measures.

Other Items
The Company ended the second quarter of 2023 with $147.4 million in cash and cash equivalents, an increase of 72.4% compared to March 31, 2023. The cash and cash equivalents balance were impacted by a $116 million draw on the revolving credit facility to primarily pre-fund our payer network for expected weekend transaction volume. As a result of drawing on the credit facility, the total debt increased from $99.2 million to $193.3 million.

Net Free Cash Generated was $13.0 million, down 25.2%, compared to the second quarter of 2022. Net free cash generated was reduced by $5.5 million in the quarter attributable to the close of the LAN Holdings acquisition which includes i-Transfer in April.

The Company repurchased approximately 416,000 shares of its common stock for $10.0 million during the second quarter of 2023 under its share repurchase program. The Company also repurchased 500,000 shares for $12.6 million through a privately-negotiated transaction.

2023 Guidance
The Company is reducing its previously issued full-year guidance and providing third-quarter guidance:

Full-year 2023:
■	Revenue of $644.9 million to $673.0 million.
■	Diluted EPS of $1.56 to $1.63.
■	Adjusted Diluted EPS of $1.87 to $1.94.
■	Adjusted EBITDA of $114.8 million to $119.8 million.

Third-quarter 2023:
■	Revenue of $165.7 million to $176.8 million.
■	Diluted EPS of $0.40 to $0.43.
■	Adjusted Diluted EPS of $0.49 to $0.52.
■	Adjusted EBITDA of $30.0 million to $32.0 million.

Non-GAAP Measures
Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA Margin and Net Free Cash Generated, each a Non-GAAP financial measure, are the primary metrics used by management to evaluate the financial performance of our business. We present these Non-GAAP financial measures because we believe they are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Further, we believe they help highlight trends in our operating results, because certain of such measures exclude, among other things, the effects of certain transactions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the jurisdictions in which we operate and capital investments.

Adjusted Net Income is defined as Net Income adjusted to add back certain charges and expenses, such as non-cash amortization of intangible assets resulting from business acquisition transactions, non-cash compensation costs, and other items outlined in the reconciliation tables below, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing future Company performance.

Adjusted Earnings per Share – Basic and Diluted is calculated by dividing Adjusted Net Income by GAAP weighted-average common shares outstanding (basic and diluted).

Adjusted EBITDA is defined as Net Income before depreciation and amortization, interest expense, income taxes, and adjusted to add back certain charges and expenses, such as non-cash compensation costs and other items outlined in the reconciliation table below, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing future Company performance.

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenues.

Net Free Cash Generated is defined as Net Income before provision for credit losses and depreciation and amortization adjusted to add back certain non-cash charges and expenses, such as non-cash compensation costs, and reduced by cash used in investing activities and servicing of our debt obligations.

Adjusted Net Income, Adjusted Earnings per Share, Adjusted EBITDA, Adjusted EBITDA Margin, and Net Free Cash Generated are non-GAAP financial measures and should not be considered as an alternative to operating income net income, net income margin or earnings per share as a measure of operating performance or cash flows, or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Reconciliations of Net Income, the Company’s closest GAAP measure, to Adjusted Net Income, Adjusted EBITDA, and Net Free Cash Generated, as well as a reconciliation of Earnings per Share to Adjusted Earnings per Share and Net Income Margin to Adjusted EBITDA Margin, are outlined in the tables below following the unaudited condensed consolidated financial statements. A quantitative reconciliation of projected Adjusted EBITDA to the most comparable GAAP measure is not available without unreasonable efforts because of the inherent difficulty in forecasting and quantifying the amounts necessary under GAAP guidance for operating or other adjusted items including, without limitation, costs and expenses related to acquisitions and other transactions, share-based compensation, tax effects of certain adjustments and losses related to legal contingencies or disposal of assets. For the same reasons, we are unable to address the probable significance of the unavailable information.

Investor and Analyst Conference Call / Presentation
Intermex will host a conference call and webcast presentation at 9:00 a.m. Eastern Time today. The conference call can be heard by dialing: 1-844-826-3033 (U.S.) or 1-412-317-5185 (outside the U.S.) ten minutes before the start of the call.

The conference call and accompanying slides will be available via webcast at https://investors.intermexonline.com. Registration for the event is required, so please register at least five minutes before the scheduled start time.

A webcast replay will be available approximately 2-4 hours after the conference call at https://investors.intermexonline.com/.

Safe Harbor Compliance Statement for Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which reflect our current views concerning certain events that are not historical facts but could affect our future performance, including but without limitation, statements regarding our plans, objectives, financial performance, business strategies, projected results of operations, and expectations for the Company. These statements may include and be identified by words or phrases such as, without limitation, “would,” “will,” “should,” “expects,” “believes,” “anticipates,” “continues,” “could,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “forecasts,” “intends,” “assumes,” “estimates,” “approximately,” “shall,” “our planning assumptions,” “future outlook,” “currently,” “target,” “guidance”, “remains”, and similar expressions (including the negative and plural forms of such words and phrases). Our forward-looking statements are based largely on information currently available to our management and our current expectations, assumptions, plans, estimates, judgments, projections about our business and our industry, and macroeconomic conditions, and are subject to various risks, uncertainties, estimates, contingencies, and other factors, many of which are beyond our control, that could cause actual results to differ from those expressed or implied by the forward-looking statements and could materially adversely affect our business, financial condition, results of operations, cash flows, and liquidity. Such factors include, among others, changes in applicable laws or regulations; factors relating to our business, operations and financial performance, including: our ability to successfully execute, manage, integrate and obtain the anticipated financial benefits of key acquisitions and mergers; including the acquisitions of Envios de Valores La Nacional Corp. and LAN Holdings, Corp.; economic factors such as inflation, the level of economic activity, recession risks and labor market conditions, as well as rising interest rates;  public health conditions, responses thereto and the economic and market effects thereof; competition in the markets in which we operate; volatility in foreign exchange rates that could affect the volume of consumer remittance activity and/or affect our foreign exchange related gains and losses; our ability to maintain favorable banking and agent relationships necessary to conduct our business; credit risks from our agents and the financial institutions with which we do business; bank failures, sustained financial illiquidity or illiquidity at our clearing cash management or custodial financial institutions; new technology or competitors that disrupt the current ecosystem, including the introduction of new digital platforms; cyber-attacks or disruptions to our information technology, computer network systems, data centers and mobile devices apps; our ability to satisfy our debt obligations and remain in compliance with our credit facility requirements; our success in developing and introducing new products, services and infrastructure; consumer confidence in our brands and in consumer money transfers generally; our ability to maintain compliance with applicable regulatory requirements; international political factors, political stability, tariffs, border taxes or restrictions on remittances or transfers from outbound countries in which we operate;  currency restrictions and volatility in countries in which we operate or plan to operate; consumer fraud and other risks relating to the authenticity of customers’ orders; changes in immigration laws and their enforcement; our ability to protect our brands and intellectual property rights; weakness in U.S. or international economic conditions; changes in tax laws in the countries in which we operate; our ability to recruit and retain key personnel; and other economic, business, and/or competitive factors, risks and uncertainties, including those described in the “Risk Factors” and other sections of periodic reports that we file with the Securities and Exchange Commission. Accordingly, we caution investors and all others not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date such statement is made and we undertake no obligation to update any of the forward-looking statements.

About International Money Express, Inc.
Founded in 1994, Intermex applies proprietary technology enabling consumers to send money from the United States, Canada, and Europe to more than 60 countries. The Company provides the digital movement of money through a network of agent retailers in the United States, Canada, and Europe; Company-operated stores; our mobile app; and the Company’s website. Transactions are fulfilled and paid through thousands of retail and bank locations around the world. Intermex is headquartered in Miami, Florida, with international offices in Puebla, Mexico, Guatemala City, Guatemala, and Madrid, Spain. For more information about Intermex, please visit www.intermexonline.com.

Mike Gallentine
Vice President of Investor Relations
mgallentine@intermexusa.com
tel. 305-671-8005

Condensed Consolidated Balance Sheets

(in thousands of dollars)	June 30, 2023	December 31, 2022
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$147,372	$149,493
Accounts receivable, net	123,700	129,808
Prepaid wires, net	119,169	90,386
Prepaid expenses and other current assets	12,320	12,749
Total current assets	402,561	382,436

Property and equipment, net	28,670	28,160
Goodwill	53,487	49,774
Intangible assets, net	20,622	19,826
Other assets	34,461	31,876
Total assets	$539,801	$512,072

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt, net	$6,069	$4,975
Accounts payable	21,658	25,686
Wire transfers and money orders payable, net	106,271	112,251
Accrued and other liabilities	41,959	41,855
Total current liabilities	175,957	184,767

Long-term liabilities:
Debt, net	187,201	150,235
Lease liabilities, net	22,918	23,272
Deferred tax liability, net	2,900	3,892
Total long-term liabilities	213,019	177,399

Stockholders' equity:
Total stockholders' equity	150,825	149,906
Total liabilities and stockholders' equity	$539,801	$512,072

Condensed Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars, except for share data)	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Revenues:
Wire transfer and money order fees, net	$144,518	$117,622	$268,968	$215,621
Foreign exchange gain, net	22,382	18,195	41,550	33,868
Other income	2,250	1,118	3,996	2,111
Total revenues	169,150	136,935	314,514	251,600

Operating expenses:
Service charges from agents and banks	110,996	92,066	207,113	169,060
Salaries and benefits	17,640	11,748	33,808	23,058
Other selling, general and administrative expenses	12,637	7,663	23,974	14,730
Depreciation and amortization	3,135	2,251	6,038	4,434
Total operating expenses	144,408	113,728	270,933	211,282

Operating income	24,742	23,207	43,581	40,318

Interest expense	2,651	1,112	4,842	2,064

Income before income taxes	22,091	22,095	38,739	38,254

Income tax provision	6,669	6,111	11,555	10,616

Net income	$15,422	$15,984	$27,184	$27,638

Earnings per common share:
Basic	$0.43	$0.42	$0.75	$0.72
Diluted	$0.42	$0.41	$0.73	$0.71

Weighted-average common shares outstanding:
Basic	36,001,670	38,257,156	36,239,997	38,309,295
Diluted	36,871,674	39,228,991	37,115,490	39,153,039

Reconciliation from Net income to Adjusted Net income

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars, except for per share data)	2023	2022	2023	2022

	(Unaudited)		(Unaudited)

Net income	$15,422	$15,984	$27,184	$27,638

Adjusted for:
Share-based compensation (a)	2,245	1,665	3,943	2,933
Transaction costs (b)	275	216	399	216
Other charges and expenses (c)	492	317	1,021	458
Amortization of intangibles (d)	1,209	972	2,334	1,944
Income tax benefit related to adjustments (e)	(1,274)	(899)	(2,296)	(1,566)
Adjusted net income	$18,369	$18,255	$32,585	$31,623

Adjusted earnings per common share
Basic	$0.51	$0.48	$0.90	$0.83
Diluted	$0.50	$0.47	$0.88	$0.81

(a) Represents shared-based compensation relating to equity awards granted to employees and independent directors of the Company.

(b) Represents primarily financial advisory, professional and legal fees related to business acquisition transactions.

(c) Represents primarily loss on disposal of fixed assets.

(d) Represents the amortization of intangible assets that resulted from business acquistion transactions.

(e) Represents the current and deferred tax impact of the taxable adjustments to Net Income using the Company’s blended federal and state tax rate for each period. Relevant tax-deductible adjustments include all adjustments to net income.

Reconciliation from GAAP Basic Earnings per Share to Adjusted Basic Earnings per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
GAAP Basic Earnings per Share	$0.43	$0.42	$0.75	$0.72
Adjusted for:
Share-based compensation	0.06	0.04	0.11	0.08
Transaction costs	0.01	0.01	0.01	0.01
Other charges and expenses	0.01	0.01	0.03	0.01
Amortization of intangibles	0.03	0.03	0.06	0.05
Income tax benefit related to adjustments	(0.04)	(0.02)	(0.06)	(0.04)
Non-GAAP Adjusted Basic Earnings per Share	$0.51	$0.48	$0.90	$0.83

The table above may contain slight summation differences due to rounding

Reconciliation from GAAP Diluted Earnings per Share to Adjusted Diluted Earnings per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
GAAP Diluted Earnings per Share	$0.42	$0.41	$0.73	$0.71
Adjusted for:
Share-based compensation	0.06	0.04	0.11	0.08
Transaction costs	0.01	0.01	0.01	0.01
Other charges and expenses	0.01	0.01	0.03	0.01
Amortization of intangibles	0.03	0.02	0.06	0.05
Income tax benefit related to adjustments	(0.03)	(0.02)	(0.06)	(0.04)
Non-GAAP Adjusted Diluted Earnings per Share	$0.50	$0.47	$0.88	$0.81

The table above may contain slight summation differences due to rounding

Reconciliation from Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of dollars)	2023	2022	2023	2022

	(Unaudited)		(Unaudited)
Net income	$15,422	$15,984	$27,184	$27,638

Adjusted for:
Interest expense	2,651	1,112	4,842	2,064
Income tax provision	6,669	6,111	11,555	10,616
Depreciation and amortization	3,135	2,251	6,038	4,434
EBITDA	27,877	25,458	49,619	44,752
Share-based compensation (a)	2,245	1,665	3,943	2,933
Transaction costs (b)	275	216	399	216
Other charges and expenses (c)	492	317	1,021	458
Adjusted EBITDA	$30,889	$27,656	$54,982	$48,359

(a) Represents share-based compensation relating to equity awards granted to employees and independent directors of the Company.

(b) Represents primarily financial advisory, professional and legal fees related to business acquisition transactions.

(c) Represents primarily loss on disposal of fixed assets.

Reconciliation from Net Income Margin to Adjusted EBITDA Margin

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Net Income Margin	9.1%	11.7%	8.6%	11.0%
Adjusted for:
Interest expense	1.6%	0.8%	1.5%	0.8%
Income tax provision	3.9%	4.5%	3.7%	4.2%
Depreciation and amortization	1.9%	1.6%	1.9%	1.8%
EBITDA	16.5%	18.6%	15.8%	17.8%
Share-based compensation	1.3%	1.2%	1.3%	1.2%
Transaction costs	0.2%	0.2%	0.1%	0.1%
Other charges and expenses	0.3%	0.2%	0.3%	0.2%
Adjusted EBITDA Margin	18.3%	20.2%	17.5%	19.2%

Reconciliation of Net Income to Net Free Cash Generated

	Three months ended June 30,		Six months ended June 30,
(in thousands of dollars)	2023	2022	2023	2022
	(Unaudited)		(Unaudited)

Net income for the period	$15,422	$15,984	$27,184	$27,638

Depreciation and amortization	3,135	2,251	6,038	4,434
Share-based compensation	2,245	1,665	3,943	2,933
Provision for credit losses	1,155	1,056	1,940	1,498
Cash used in investing activities	(7,909)	(2,551)	(10,028)	(6,867)
Term loan pay downs	(1,094)	(1,094)	(2,188)	(2,188)

Net free cash generated during the period	$12,954	$17,311	$26,889	$27,448